Exhibit G-1

[Letterhead of Korea Finance Corporation]

September 16, 2011

Mr. In Joo Kim

General Manager

Mr. Joo Yung Sung

Senior Deputy General Manager

New York Branch

The Korea Development Bank

320 Park Avenue, 32nd Floor

New York, New York 10022

United States of America

Dear Sirs:

I, Young-wook Chin, the President of Korea Finance Corporation (“KoFC”), on behalf of KoFC, hereby appoint each of Mr. In Joo Kim, General Manager of New York Branch of The Korea Development Bank (“KDB”), and Mr. Joo Yung Sung, Senior Deputy General Manager of New York Branch of KDB, and any other person acting in such capacity, as authorized representatives of KoFC in the United States of America for purposes of serving as attorneys-in-fact who are authorized to sign from time to time one or more registration statements (the “Registration Statements”) under Schedule B of the United States Securities Act of 1933, as amended, to be filed with the United States Securities and Exchange Commission by KoFC relating to the registration of debt securities consisting of debentures, notes and/or other evidence of indebtedness (the “Debt Securities”) with or without warrants (the “Warrants”) to purchase the Debt Securities to be issued from time to time and one or more amendments to such Registration Statements (including, without limitation, pre-effective or post-effective amendments thereto and amendments or supplements to the prospectus contained therein).

I, Young-wook Chin, the President of KoFC, on behalf of KoFC, hereby also appoint each of Mr. In Joo Kim, General Manager of New York Branch of KDB, and Mr. Joo Yung Sung, Senior Deputy General Manager of New York Branch of KDB, and any other person acting in such capacity, as the authorized agent of KoFC upon whom process may be served in any suit, action or proceeding arising out of or based on (i) the Debt Securities or Warrants or (ii) any Fiscal Agency Agreement, Underwriting Agreement, Terms Agreement or Warrant Agreement relating to the Debt Securities or Warrants which may be instituted in any state or federal court in the City or New York.

This appointment shall remain a valid instrument of authorization until such time as (i) all amounts due and to become due in respect of the Debt Securities shall have been paid in full and (ii) the Warrants shall have been exercised or shall have expired or otherwise been terminated in accordance with their terms.

KOREA FINANCE CORPORATION

By	/S/ YOUNG-WOOK CHIN
Young-wook Chin
President
Korea Finance Corporation

Accepted and Acknowledged:

By	/S/ IN JOO KIM
In Joo Kim
General Manager
New York Branch
The Korea Development Bank

By	/S/ JOO YUNG SUNG
Joo Yung Sung
Senior Deputy General Manager
New York Branch
The Korea Development Bank